Exhibit B

Execution

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) dated June 13, 2015, is entered into between Talent Fortune Investment Limited, a limited liability company incorporated under the laws of Cayman Islands (the “KKR Purchaser”), Connion Capital Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Founder Purchaser”, and, together with the KKR Purchaser, each a “Purchaser” and collectively the “Purchasers”) and Goldman Sachs Investment Partners Master Fund, L.P., a Cayman Islands exempted limited partnership, and Goldman Sachs Investment Partners Private Opportunities Holdings, L.P., a Cayman Islands exempted limited partnership, (collectively, the “Sellers” and each, individually, a “Seller”).

Each of the Purchasers and the Sellers is referred to herein as a “Party”, and the Purchasers and the Sellers are collectively referred to herein as the “Parties”.

WHEREAS, on the date hereof, the Sellers own 10,914,852 class A ordinary shares, par value US$0.001 per share (“Class A Ordinary Shares”), of Tarena International, Inc., an exempted company organized and existing under the laws of Cayman Islands, whose shares are listed on The NASDAQ Global Select Market (the “Company”).

WHEREAS, upon the terms and conditions set forth in this Agreement, (a) the Sellers wish to sell to the KKR Purchaser, and the KKR Purchaser wishes to acquire from the Sellers, the number of Class A Ordinary Shares set forth opposite each Seller’s and the KKR Purchaser’s name in Schedule 1 hereto (the “KKR Target Shares”), and (b) the Sellers wish to sell to the Founder Purchaser, and the Founder Purchaser wishes to acquire from the Sellers, the number of Class A Ordinary Shares set forth opposite each Seller’s and the Founder Purchaser’s name in Schedule 1 hereto (the “Founder Target Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

INTERPRETATION

1.1 Definitions. In this Agreement, unless otherwise provided herein, the following terms shall have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. For purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be “Affiliates” of any of the Sellers.

“Anti-Money Laundering Laws” means the anti-money laundering laws and regulations of the United States and any related or similar statutes (including, without limitation, the U.S. PATRIOT Act of 2001), rules, regulations or guidelines, issued, administered or enforced by any Governmental or Regulatory Authority.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong or the Cayman Islands are authorized or required by law or other governmental action to close.

“Closing” means the KKR Closing or the Founder Closing, as the case may be.

“Closing Date” means the KKR Closing Date or the Founder Closing Date, as the case may be.

“Commission” means the United States Securities and Exchange Commission.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental or Regulatory Authority.

“Encumbrance” means any pledge, hypothecation, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, option, lien, put or call right, right of first offer or refusal, voting right, preemptive right, restrictions on transfer (other than arising under any applicable securities Laws) or other similar restrictions.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental or Regulatory Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, any self-regulatory organization or any other instrumentality of any jurisdiction in which a Party conducts business or operations.

“IDG Agreement” means the share purchase agreement by and among the Purchasers, IDG Technology Venture Investments, L.P. dated on or about the date hereof;

“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental or Regulatory Authority.

“Organizational Documents” means, with respect to any Person (other than a natural person), the memorandum and articles of association, constitution, certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Person (in each case, as amended through the date of this Agreement).

“Person” means an individual or corporation, company, exempted company, firm, general or limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or Governmental or Regulatory Authority or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or other legal proceeding (including a partial proceeding, such as a deposition).

“Regulation S” means Regulation S under the Securities Act.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, shareholders, partners, members and agents.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Target Shares” means the KKR Target Shares or the Founder Target Shares, as the case may be.

1.2 Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
“Agreement”	Preamble
“Class A Ordinary Shares”	Recital
“Company”	Recital
“Founder Closing”	Section 3.1
“Founder Closing Date”	Section 3.1
“Founder Purchaser”	Preamble
“Founder Target Shares”	Recital
“KKR Closing”	Section 3.1
“KKR Closing Date”	Section 3.1
“KKR Purchaser”	Preamble
“KKR Target Shares”	Recital
“Party”	Preamble
“Purchaser”	Preamble
“Purchase Notice”	Section 3.3
“Purchase Price”	Section 2.2
“Seller”	Preamble

1.3 Interpretation.

(a) Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b) Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c) Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d) Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e) Language. This Agreement is written in English. If this Agreement is translated into any language other than English, the English text shall prevail.

(f) Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental or Regulatory Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(g) References to Documents. References to this Agreement include the Schedules, which form an integral part hereof. A reference to any Section or Schedule is, unless otherwise specified, to such Section of or Schedule to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h) Time. If a period of time is specified and dates from a given day or the day of a given act or event, unless otherwise specified, such period shall be calculated exclusive of that day.

(i) Writing and Written. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

PURCHASE AND SALE OF SALE SHARES

2.1 Target Shares. Upon the terms and subject to the conditions of this Agreement,

(a) at the KKR Closing, the KKR Purchaser shall purchase from the Sellers, and the Sellers shall sell to the KKR Purchaser, the KKR Target Shares free and clear of any Encumbrance; and

(b) at the Founder Closing, the Founder Purchaser shall purchase from the Sellers, and the Sellers shall sell to the Founder Purchaser, the Founder Target Shares free and clear of any Encumbrance.

2.2 Consideration. The consideration payable by the KKR Purchaser or the Founder Purchaser (as the case may be) for the KKR Target Shares or the Founder Purchaser (as the case may be) shall be the purchase price set forth opposite such Purchaser’s name in Schedule 1 (such Purchaser’s “Purchase Price”), which is equal to the product of the number of the Target Shares to be purchased by such Purchaser multiplied by US$10.25.

SECTION 3

CLOSING

3.1 Time and Place of Closing.

(a) The closing of the sale and purchase of the KKR Target Shares (the “KKR Closing”) shall take place remotely by facsimile transmission (or such other electronic means as the KKR Purchaser and the Sellers may agree) on 10 July 2015 (or such other date or time as the KKR Purchaser and the Sellers may agree in writing, the “KKR Closing Date”).

(b) The closing of the sale and purchase of the Founder Target Shares (the “Founder Closing”) shall take place remotely by facsimile transmission (or such other electronic means as the Founder Purchaser and the Sellers may agree) on 24 July 2015 (or such other date or time as the Purchasers and the Sellers may agree in writing, the “Founder Closing Date”).

3.2 Actions at Closing.

(a) At the KKR Closing,

(i) the Sellers shall take necessary actions to transfer the KKR Target Shares to the KKR Purchaser;

(ii) concurrently with the satisfaction of Section 3.2(a)(i) above, the KKR Purchaser shall pay or cause to be paid its Purchase Price to the Sellers to such bank account as designated by the Sellers; and

(iii) the Sellers and the KKR Purchaser shall each deliver all other certificates required to be delivered by such Party on the KKR Closing Date pursuant to Section 6.

(b) At the Founder Closing,

(i) the Sellers shall take necessary actions to transfer the Founder Target Shares to the Founder Purchaser;

(ii) concurrently with the satisfaction of Section 3.2(b)(i) above, the Founder Purchaser shall pay or cause to be paid its Purchase Price to the Sellers to such bank account as designated by the Sellers; and

(iii) the Sellers and the Founder Purchaser shall each deliver all other certificates required to be delivered by such Party on the Founder Closing Date pursuant to Section 6.

3.3 KKR Purchase of Founder Target Shares. If (a) the Founder Purchaser fails to purchase the Founder Target Shares in accordance with this Agreement or (b) the sale and purchase of the Founder Target Shares does not take place on 24 July 2015 solely because the condition set forth in Section 6.3 (Condition to Obligations of the Founder Purchaser; Funding) is not satisfied or otherwise waived, the Sellers, within 5 Business Days after the Target Founder Closing Date, shall have the right to elect, in their sole discretion and by written notice to the KKR Purchaser (such notice, the “Purchase Notice”), to require the KKR Purchaser to purchase the Founder Target Shares on substantially the same terms and conditions and at a price equal to the Founder Purchaser’s Purchase Price. The closing of such sale and purchase made pursuant to this Section 3.3 shall take place remotely by facsimile transmission (or such other electronic means as the KKR Purchaser and the Sellers may agree) on the date that is 5 Business Days after the date of such Purchase Notice (or such other date or time as the KKR Purchaser and the Sellers may agree in writing), at which time the Parties shall comply with the requirements set forth in Section 3.2(b).

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, severally and not jointly, to each Purchaser as follows:

4.1 Authorization; Binding Effect. Such Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. Such Seller has duly executed and delivered this Agreement. Assuming the due authorization execution and delivery of this Agreement by the Purchasers, this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

4.2 Title to Shares. Such Seller is the lawful owner of the Target Shares set forth opposite its name on Schedule I attached hereto with good and marketable title thereto, and such Seller has the right to sell, assign, convey, transfer and deliver the Target Shares set forth opposite its name on Schedule I attached hereto and all rights and benefits incident to the ownership thereof. Such rights and benefits are transferrable by such Seller to each Purchaser, free and clear of all Encumbrances. The purchase and sale of the Target Shares as contemplated herein will (a) pass good and marketable title to such Target Shares to each Purchaser, free and clear of all Encumbrances, and (b) convey, free and clear of all Encumbrances, any and all rights and benefits incident to the ownership of such Target Shares.

4.3 Information. Such Seller has such knowledge and experience in financial and business matters as to enable such Seller to make an informed decision with respect to such Seller’s sale of the Target Shares. Such Seller is a sophisticated investor and has independently evaluated the merits of its decision to sell the Target Shares pursuant to this Agreement, such decision has been independently made by such Seller, and such Seller confirms that it has only relied on the advice of its own business and/or legal counsel in making such decision. In connection with such sale, such Seller has not relied on any representation, warranty or action made or taken by or on behalf of the Purchaser, its Affiliates or its Representatives, other than those expressly set forth herein.

4.4 No Encumbrances. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Encumbrance with respect to the Target Shares as set forth opposite such Seller’s name of Schedule I attached hereto.

4.5 No Conflicts. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) (a) the Organizational Documents of such Seller, (b) any Law or Order to which such Seller or any of its properties or assets is subject or (c) any contract, agreement or other instrument applicable to such Seller or any of its properties or assets; except, in the case of clause (c), to the extent that such conflict, violation, breach or default, individually and in the aggregate, have not materially impaired or delayed, and will not materially impair or delay, the ability of such Seller to perform its obligations under this Agreement.

4.6 Proceedings. There is no Proceeding pending against such Seller, or to the knowledge of such Seller, threatened against or affecting such Seller that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the knowledge of such Seller, threatened that questions the legality of the transactions contemplated by this Agreement.

4.7 Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, the fees, expenses, costs or commissions for which could be the responsibility, in whole or in part, of the Purchaser or any of its Affiliates or the Company or any of its Affiliates.

4.8 Solvency. Such Seller is not insolvent under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) could receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning such Seller.

4.9 No Consents. Such Seller is not required to obtain any Consent in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby, other than such Consents as have been obtained by such Seller or are otherwise provided in this Agreement.

4.10 Private Offering. No registration of the Target Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the sale of the Target Shares in accordance with this Agreement. Such Seller agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Target Shares or any other securities of the Company so as to require the registration of the Target Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser represents and warrants, severally and not jointly, to the Sellers as follows, except that the representation and warranty under Section 5.12 are only made by the KKR Purchaser to the Sellers:

5.1 Authorization; Binding Effect. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. Such Purchaser has duly executed and delivered this Agreement. Assuming the due authorization execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

5.2 Purchase for Investment. Such Purchaser is acquiring the Target Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. Such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person with respect to the Target Shares. Such Purchaser hereby acknowledges that the Target Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, or in a transaction not subject to, the Securities Act.

5.3 Investment Experience; Disclosure of Information. Such Purchaser (a) either alone or together with its Representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment such as an investment in the Target Shares, (b) is a sophisticated investor, (c) understands the terms of, and risks associated with, the acquisition of the Target Shares and (d) has independently evaluated the merits of its decision to purchase the Target Shares pursuant to this Agreement and has only relied on its independent judgment or the advice of its own business and/or legal counsel in making such decision. Such Purchaser has not relied on any representation, warranty or action made or taken by or on behalf of the Sellers, their Affiliates or their Representatives, other than those expressly set forth herein.

5.4 No General Solicitation. Such Purchaser is not purchasing the Target Shares as a result of any advertisement, article, notice or other communication regarding the Target Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

5.5 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) (a) the Organizational Documents of such Purchaser, (b) any Law or Order to which such Purchaser or any of its properties or assets is subject, or (c) any contract, agreement or other instrument applicable to such Purchaser or any of its properties or assets; except, in the case of clause (c), to the extent that such conflict, violation, breach or default, individually and in the aggregate, have not materially impaired or delayed, and will not materially impair or delay, the ability of the Purchaser to perform its obligations under this Agreement.

5.6 Proceedings. There is no Proceeding pending against such Purchaser, or to the knowledge of such Purchaser, threatened against or affecting such Purchaser that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the knowledge of such Purchaser, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

5.7 Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions.

5.8 No Consents. Such Purchaser is not required to obtain any Consent in connection with the execution, delivery and performance by such Purchaser of this Agreement or the consummation by such Purchaser of the transactions contemplated hereby, other than such Consents as have been obtained or are otherwise provided in this Agreement.

5.9 Regulation S. Such Purchaser (a) is not a US Person (as defined in Rule 902 of Regulation S), and (b) is acquiring the Target Shares not with a view to the distribution of the Target Shares.

5.10 Accredited Investor. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the Commission under the Securities Act.

5.11 Sellers’ Reliance. Such Purchaser understands that the Target Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Sellers are relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Target Shares.

5.12 Availability of Funds. Immediately prior to the KKR Closing or the closing under Section 3.3 (as applicable), the KKR Purchaser has funds readily and unconditionally available sufficient to fund the purchase of the KKR Target Shares, and if Section 3.3 applies, the Founder Target Shares, as contemplated hereunder.

5.13 Legend. Such Purchaser acknowledges that the Target Shares will bear a legend to the effect that the Target Shares have not been registered under the Securities Act.

5.14 Anti-Money Laundering. The operations of such Purchaser are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Anti-Money Laundering Laws; such Purchaser’s purchase of the Target Shares will not violate any Anti-Money Laundering Laws; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Purchaser with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of such Purchaser, threatened.

SECTION 6

CONDITIONS PRECEDENT

6.1 Condition to Obligations of Each Party. The obligations of each Purchaser and each Seller to consummate the transactions contemplated hereby shall be subject to the condition that the consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable Law, and no Proceeding by or before any Governmental or Regulatory Authority challenging such transactions shall have been initiated or threatened in writing.

6.2 Conditions to Obligations of each Purchaser. The obligations of each Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by such Purchaser) on or prior to the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers shall be true and correct in all material respects on and as of the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing) with the same effect as though such representations and warranties had been made on and as of the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing).

(b) Covenants. The Sellers shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing).

(c) Certificate. The Sellers shall have delivered to such Purchaser a certificate, dated as of the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing) and signed by its duly authorized officer, certifying to the effect that the conditions set forth in Sections 6.2 (a) and (b) have been satisfied.

6.3 Condition to Obligations of the Founder Purchaser; Funding. The obligations of the Founder Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by such Purchaser) on or prior to the Founder Closing Date of the condition that the Founder Purchaser shall have obtained sufficient funding to consummate the transactions contemplated hereunder.

6.4 Conditions to Obligations of the Seller. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Seller) on or prior to the KKR Closing Date (in case of the KKR Closing) or the Founder Closing Date (in case of the Founder Closing) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Purchasers shall be true and correct in all material respects on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of each Closing Date.

(b) Covenants. The KKR Purchaser (in case of the KKR Closing) or the Founder Purchaser (in case of the Founder Closing) shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the KKR Closing Date (in case of the KKR Closing) or the Founder Purchaser (in case of the Founder Closing).

(c) Certificate. The KKR Purchaser (in case of the KKR Closing) or the Founder Purchaser (in case of the Founder Closing) shall have delivered to the Sellers a certificate, dated as of the KKR Closing Date (in case of the KKR Closing) or the Founder Purchaser (in case of the Founder Closing) and signed by its duly authorized officer, certifying to the effect that the conditions set forth in Sections 6.4(a) and (b) have been satisfied.

SECTION 7

COVENANTS

7.1 Covenants of the Seller.

(a)Public Announcements. Each Seller shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchasers or use the name of the KKR Purchaser, KKR, Kohlberg Kravis Roberts & Co. or any Affiliates of the KKR Purchaser in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior written consent of the KKR Purchaser, except as required by Law applicable to such Sellers and its Affiliates or except as required by rules and regulations of the Commission or any relevant stock exchange or quotation system (after giving effect to the execution of this Agreement and the transactions contemplated hereby) or upon the routine request of any Governmental or Regulatory Authority having authority to regulate or oversee any aspect of the business of such Sellers or its Affiliates, in which case such Seller shall use its commercially reasonable efforts to provide each Purchaser with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to announcement. For the avoidance of doubt, nothing contained in this Section 7.1(a) is intended to prohibit disclosure by each Seller to its Affiliates and/or Representatives who are on a “need to know” basis.

(b)Further Actions.

(i) Each Seller shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(ii) Each Seller shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Seller pursuant to applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby.

(iii) Each Seller shall, and shall cause its Affiliates to, coordinate and cooperate with each Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by such Purchaser in connection with the filings and other actions of such Purchaser contemplated hereby.

(iv) At all times prior to each Closing, each Seller shall notify the other Parties in writing of any condition or occurrence that would be reasonably likely to result in the failure of any of the conditions contained in Sections 6.1 and 6.2 to be satisfied, promptly upon becoming aware of the same.

(c) Sellers’ Transfer Covenant. Each Seller covenants not to, directly or indirectly, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of the Target Shares or any right, title or interest therein or thereto between the date hereof and the KKR Closing or the Founder Closing (as the case may be), except as set forth in this Agreement.

7.2 Covenants of the Purchaser.

(a) Public Announcements. Each Purchaser shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby or use the name of the Sellers, Goldman, Sachs & Co., or any Affiliates of the Sellers in any manner, context or format (including reference on or links to websites, press releases, etc.) without obtaining in each instance the prior written consent of the Sellers, except as required by Law applicable to such Purchaser and its Affiliates or except as required by rules and regulations of the Commission or any relevant stock exchange or quotation system (after giving effect to the execution of this Agreement and the transactions contemplated hereby and thereby), in which case such Purchaser shall use its commercially reasonable efforts to provide the Sellers with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to announcement.

(b) Further Actions.

(i) Each Purchaser shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(ii) Each Purchaser shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Purchaser pursuant to applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby.

(iii) Each Purchaser shall, and shall cause its Affiliates to, coordinate and cooperate with the Sellers in exchanging such information and supplying such assistance as may be reasonably requested by the Sellers in connection with the filings and other actions contemplated hereby.

(iv) At all times prior to the KKR Closing or the Founder Closing, the KKR Purchaser (in case of the KKR Closing) or the Founder Purchaser (in case of the Founder Closing) shall notify the other Parties in writing of any condition or occurrence that would be reasonably likely to result in the failure of any of the conditions contained in Sections 6.1, 6.3 and 6.4 to be satisfied, promptly upon becoming aware of the same.

(c) KKR Purchaser’s Transfer Covenant. The KKR Purchaser covenants not to, directly or indirectly, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of any right, title or interest in or to the KKR Target Shares between the date hereof and the KKR Closing, except as set forth in this Agreement.

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by the KKR Purchaser by written notice to the other Parties on or before the tenth (10th) day after the date of this Agreement, if the result of the due diligence investigations on the Company is not satisfactory to the KKR Purchaser in its reasonable discretion;

(b) by the Sellers or the KKR Purchaser by written notice to the other Parties after 5:30 p.m. (Hong Kong time) on 24 July 2015, if the KKR Closing shall not have occurred, unless such date is extended by the mutual written consent of the Sellers and the KKR Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the KKR Closing to occur on or before such date;

(c) by the Sellers or any Purchaser by written notice to the other Parties after 5:30 p.m. (Hong Kong time) on 24 August 2015, if the Founder Closing and a closing pursuant to Section 3.3 shall not have occurred, unless such date is extended by the mutual written consent of the Sellers and the Founder Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Founder Closing to occur on or before such date;

(d) (i) by the Sellers or the KKR Purchaser by written notice to the other Parties on or prior to the KKR Closing or (ii) by the Sellers or any Purchaser by written notice to the other Parties on or prior to the Founder Closing, in each case if any Governmental or Regulatory Authority shall have issued an Order (which Order the Parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have been outstanding for ten (10) days or more;

(e) (i) by the Sellers or the KKR Purchaser by written notice to the other Parties on or prior to the KKR Closing or (ii) by the Sellers or any Purchaser by written notice to the other Parties on or prior to the Founder Closing, in each case if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to the Closing; or

(f) (i) by written agreement of the Sellers and the KKR Purchaser prior to the KKR Closing or (ii) by written agreement of the Sellers and the Purchasers prior to the Founder Closing.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party, or any of its Affiliates, except for any liability resulting from such Party’s breach of this Agreement and except if this Agreement is terminated pursuant to the provisions of Section 8.1 after the KKR Closing but prior to the Founder Closing, the KKR Closing shall not be affected; provided, that Sections 7.1(a), 7.2(a) and 9 shall remain in full force and effect and survive any termination of this Agreement.

SECTION 9

MISCELLANEOUS

9.1 Remedies. In the event of a breach by any Purchaser or by any Seller of any of their obligations under this Agreement, the non-breaching Party, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights, injunctive relief and other equitable remedies under this Agreement. The Purchasers and the Sellers agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by any other Party of any of the provisions of this Agreement and hereby further agree, in the event of any action for specific performance, injunctive relief or other equitable remedies in respect of such breach, to waive and not assert the defense that a remedy at law would be adequate.

9.2 Entire Agreement. This Agreement, together with the exhibits and schedules thereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

9.3 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by each of the Parties.

9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 9.4 prior to 5:30 p.m. (Hong Kong time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 9.4 on a day that is not a Business Day or later than 5:30 p.m. (Hong Kong time) on any Business Day, or (c) upon actual receipt by the Party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

(a)	If to the KKR Purchaser:

Address: c/o KKR Asia Limited, Level 56, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Attention: Julian J. Wolhardt and Lane Zhao

Facsimile no: +852 22193000

E-mail address: Julian.wolhardt@kkr.com; jane.zhao@kkr.com

with a mandatory copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central, Hong Kong

Fax Number: +852 28404300

Email: jlange@paulweiss.com

Attention: John E. Lange

(b)	If to the Founder Purchaser:

Address: c/o Suite 10017, Building E, Zhongkun Plaza, A18 Bei San Huan West Road, Haidian District, Beijing 100098, People’s Republic of China

Attention: Mr. Shaoyun Han

Facsimile no: +86 10 6211-0873

E-mail address: hansy@tarena.com.cn

with a mandatory copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Fax Number: (852) 39104863 / (852) 39104891

Email: Julie.Gao@skadden.com / Will.Cai@skadden.com

Attention: Julie Z. Gao / Will H. Cai

(c)	If to Goldman Sachs Investment Partners Master Fund, L.P.:

Address: c/o Goldman Sachs Investment Partners GP, LLC

200 West Street, 34th Floor

New York, NY 10282

USA

Facsimile no: +1 (917) 977-3246

Attention: Ms. Michelle Barone

with a mandatory copy to:

Goldman Sachs (Asia) L.L.C.

63rd Floor, Cheung Kong Center

2 Queens Road Central

Hong Kong

Facsimile no: +852 2978-6686

Attention: Mr. Terence Ting

(d)	If to Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.:

Address: c/o Goldman Sachs Investment Partners Private Opportunities Advisors, Inc.

200 West Street, 34th Floor

New York, NY 10282

USA

Facsimile no:+1 (917) 977-3246

Attention: Ms. Michelle Barone

with a mandatory copy to:

Goldman Sachs (Asia) L.L.C.

63rd Floor, Cheung Kong Center

2 Queens Road Central

Hong Kong

Facsimile no: +852 2978-6686

Attention: Mr. Terence Ting

The addresses, facsimile numbers and e-mail addresses specified in this Section 9.4 may be changed by a Party by delivering notice to the other Parties in accordance with the terms hereof, which change will be effective on the later of the date set forth in such notice or ten (10) days after such notice is deemed given hereunder.

9.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each Purchaser and each Seller. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties, provided that, without the prior consent of the Sellers, (i) the KKR Purchaser may assign this Agreement to its Affiliate in Hong Kong or an entity in Hong Kong managed by its Affiliate and (ii) the Founder Purchaser may assign this Agreement to any entity wholly owned by Mr. Shaoyun Han.

9.6 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the relationship of the Parties shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(b) Each Party hereby irrevocably agrees that any disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall only be brought in the courts of the State of New York or in the United States of America located in New York, New York, and hereby expressly submits to the personal jurisdiction and venue of such courts and expressly waives any claim of improper venue or that such courts are an inconvenient forum.

(c) Each Party hereby irrevocably agrees to waive all rights to trial by jury in any proceeding brought in accordance with Section 9.7(b).

9.8 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

9.10 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement are in United States Dollars. All amounts denominated in other currencies shall be converted into the United States Dollar equivalent amount in accordance with the applicable exchange rate in effect on the date of calculation.

9.11 Fees and Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled. Any and all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, charges or taxes.

9.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

9.13 Time of the Essence. Time is of the essence in connection with the performance of the Parties’ respective obligations under this Agreement.

9.14 Further Assurances. At or after the Closing, and without further consideration, the Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the date first above written.

KKR PURCHASER:

Talent Fortune Investment Limited

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

FOUNDER PURCHASER:

Connion Capital Limited

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

SELLERS:

Goldman Sachs Investment Partners Master Fund, L.P.

By: Goldman Sachs Investment Partners OP, LLC, its General Partner

By:	/s/ Michelle Barone
Name: Michelle Barone
Title: Authorized Signatory

Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.

By: Goldman Sachs Investment Partners Private Opportunities Advisors, Inc., its General Partner

By:	/s/ Michelle Barone
Name: Michelle Barone
Title: Authorized Signatory

Schedule 1

Target Shares and Purchase Prices

Seller	Purchaser	Target Shares to be purchased by such Purchaser	Purchase Price to be paid by such Purchaser
Goldman Sachs Investment Partners Master Fund, L.P.	KKR Purchaser	2,110,396	US$	21,631,559
Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.	KKR Purchaser	2,110,397	US$	21,631,569.25
Goldman Sachs Investment Partners Master Fund, L.P.	Founder Purchaser	618,317	US$	6,337,749.25
Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.	Founder Purchaser	618,316	US$	6,337,739